UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 17, 2012 (May 16, 2012)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On May 16, 2012, Arch Coal, Inc. (the “Company”) entered into a First Amendment to Amended and Restated Credit Agreement (the “First Amendment”), dated as of May 16, 2012, amending that certain Amended and Restated Credit Agreement, dated as of June 14, 2011 (the “Credit Agreement”), by and among the Company, as Borrower, the Guarantors party thereto, the Lenders party thereto and PNC Bank, National Association (“PNC”), as Administrative Agent.  The First Amendment amended the Credit Agreement to, among other things, (i) add a six-year term loan facility (the “Term Loan Facility”) in the amount of $1,400,000,000 to the Company’s senior secured credit facility (the “Credit Facility”), (ii) reduce the revolving credit facility under the Credit Facility (the “Revolving Credit Facility”) from $2,000,000,000 to $600,000,000 and (iii) amend certain of the financial covenants in the Credit Agreement.

The foregoing is a summary of the material terms and conditions of the First Amendment and not a complete discussion of the document.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.  On May 16, 2012, the Company also issued a press release regarding its entrance into the First Amendment.  The press release is filed as Exhibit 99.1 hereto and is hereby incorporated by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01              Regulation FD.

On May 16, 2012, Arch Western Finance, LLC (“AWF”), an indirect subsidiary of the Company, accepted for purchase an aggregate of approximately $304.0 million aggregate principal amount of its 6 ¾% Senior Notes due 2013 (the “Notes”) in an initial settlement pursuant to the terms of its previously announced tender offer (the “Tender Offer”).  The Tender Offer will expire at 11:59 p.m., New York City time, on May 29, 2012, unless extended.  The terms and conditions of the Tender Offer are described in an Offer to Purchase and Consent Solicitation Statement, dated May 1, 2012 (the “Statement”), and a related Consent and Letter of Transmittal, which have been sent to holders of Notes.  AWF’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Statement and the related Consent and Letter of Transmittal.  This Current Report on Form 8-K is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer is made only by, and pursuant to the terms of, the Statement and the related Consent and Letter of Transmittal, and the information in this Current Report on Form 8-K is qualified by reference thereto.  Neither the Company nor AWF makes any recommendation in connection with the Tender Offer.

On May 16, 2012, AWF also called for redemption all Notes that remain outstanding following completion of the Tender Offer.  The redemption date for the Notes is May 30, 2012.  Pursuant to the terms of the indenture governing the Notes, holders of Notes will receive a redemption price of 100.000% of the principal amount of the redeemed Notes, plus accrued and unpaid interest up to, but not including, the redemption date.  The information contained in this Current Report on Form 8-K shall not constitute a notice of redemption of the Notes.  The redemption is being made only by, and pursuant to the terms of, a formal notice of redemption, dated May 16, 2012, which has been delivered to the holders of Notes.

The information contained in Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01              Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
10.1

First Amendment to Amended and Restated Credit Agreement, dated as of May 16, 2012, by and among Arch Coal, Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent.

99.1	Press release dated May 16, 2012.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2012	Arch Coal, Inc.

	By:	/s/ Robert G. Jones
Robert G. Jones
Senior Vice President — Law, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1

First Amendment to Amended and Restated Credit Agreement, dated as of May 16, 2012, by and among Arch Coal, Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent.

99.1	Press release dated May 16, 2012.